EXHIBIT 99.1
ParkOhio Announces Second Quarter 2022 Results and
Completes Two Acquisitions

•Q2 2022 Revenues of $429 million, up 22% from Q2 2021

•Q2 2022 GAAP EPS of $0.08 compared to a loss of $(0.44) in Q2 2021; Adjusted EPS of $0.21, up from a loss of $(0.33) in Q2 2021

•Strong results in Supply Technologies and Engineered Products; Assembly Components results impacted by restructuring and increased raw material costs

•YTD 2022 Revenues of $847 million, up 19% from YTD 2021

•YTD GAAP EPS of $0.58 compared to $0.02 in YTD 2021; Adjusted EPS of $0.94, up from $0.20 in YTD 2021

•Completed two acquisitions in our Supply Technologies segment

CLEVELAND, OHIO, August 2, 2022 — Park-Ohio Holdings Corp. (NASDAQ: PKOH) today announced its results for the second quarter of 2022.
Matthew V. Crawford, Chairman, Chief Executive Officer and President, stated, “Our momentum continues to build across our business as we achieved nearly all-time record revenue results resulting from strength in almost all end markets as well as new business. While adjusted earnings were below our expectations, our actions specifically around pricing and restructuring have continued to show traction, and we expect improved results, especially in ACG, during the second half of the year. We are pleased to have closed two recent acquisitions. Both are highly strategic and will be immediately accretive to our margins and our consolidated earnings."

SECOND QUARTER CONSOLIDATED RESULTS

Net sales were $428.6 million in the second quarter of 2022, an increase of 22% from $350.0 million in the second quarter of 2021. Net income attributable to ParkOhio common shareholders was $1.0 million, or $0.08 per diluted share, in the second quarter of 2022, a significant improvement compared to a net loss in the 2021 second quarter of $5.3 million, or $0.44 per diluted share. On an adjusted basis, net income attributable to ParkOhio common shareholders in the second quarter of 2022 was $0.21 per diluted share, compared to a net loss of $0.33 in the second quarter of 2021. Results in the second quarter of 2022
-more-

reflect an unfavorable currency impact totaling $0.05 per diluted share. Please refer to the table that follows for a reconciliation of net income to adjusted net income.
SECOND QUARTER SEGMENT RESULTS

In Supply Technologies, net sales were at an all-time quarterly high of $175.8 million, breaking the previous record of $168.8 million established last quarter. Net sales increased 13% compared to the second quarter of 2021 and were driven by strong customer demand in the majority of our end markets, with the biggest increases in heavy-duty truck, semiconductor, industrial and agricultural equipment and civilian aerospace. Average daily sales in our supply chain management business increased 18% year-over-year. Segment operating income of $12.7 million increased by $2.5 million compared to the second quarter of 2021, driven by the higher sales levels. Operating margins were 7.2% in the second quarter of 2022, up 60 basis points from the second quarter of 2021, as profit flow-through from the higher sales levels and the favorable impact of pricing initiatives more than offset higher supply chain costs and general inflation. We expect continued strong demand from our diverse end markets in the second half of 2022, although supply chain challenges are expected to persist throughout the year.

In Assembly Components, net sales were $154.2 million, up 41% compared to the 2021 second quarter. This sales increase was driven by increased product demand on fuel-related products launched in 2021, increased net price realization, and the pass-through of higher aluminum and rubber compound prices. Segment operating loss was $7.5 million in the second quarter of 2022 compared to a loss of $6.1 million in the 2021 quarter. The loss in the 2022 second quarter was driven by charges for plant restructuring and related expenses totaling $4.2 million. On an adjusted basis, operating loss was $3.3 compared to a loss of $5.3 million in the 2021 quarter. Our results in the quarter continue to be negatively impacted by ongoing increases in raw material costs, primarily rubber compounds used in several products, which have not been fully recovered from certain customers as of the end of the quarter. The loss in the 2021 second quarter was driven by the micro-chip shortage, expenses related to plant closure and consolidation, commodity inflation and higher operating costs. We expect improved profitability in the second half of 2022, driven by increased net price realization and benefits from our profit improvement actions.

In Engineered Products, net sales were $98.6 million in the 2022 second quarter compared to $85.5 million in last year's second quarter, driven by strong demand in both our capital equipment business and our forged and machined products business. In our capital equipment business, new equipment backlog totaled $162.4 million at June 30, 2022 compared to $120.6 million at December 31, 2021, an increase of 35%. During the first half of the year, new equipment bookings totaled $121.6 million compared to $85.1 million in the first half of 2021. In our forged and machined products business, second quarter 2022 sales were up 27% compared to the same quarter a year ago and reached their highest level since the first quarter of 2020. Segment operating income in the 2022 second quarter was $7.1 million, significantly higher than a loss of $0.7 million the same quarter a year ago. The profitability improvement in the 2022 second quarter was driven by the higher sales levels, implemented operational improvements, and benefits from our plant closure and consolidation and other profit improvement initiatives. We expect continued year-over-year improvement in sales and operating income throughout the remainder of 2022, as we convert our strong backlogs in our capital equipment business to sales, and from the continuing recovery of key end markets in our forged and machined products business, including oil and gas, rail, and aerospace.
YEAR-TO-DATE CONSOLIDATED RESULTS

Net sales were $847.0 million in the first six months of 2022, an increase of 19% from $709.6 million in the 2021 period. Net income attributable to ParkOhio common shareholders was $7.1 million, or $0.58 per diluted share, in the first six months of 2022, a significant improvement compared to net income in the 2021 period of $0.2 million, or $0.02 per diluted share. On an adjusted basis, net income attributable to ParkOhio common shareholders in the first six months of 2022 was $0.94 per diluted share, a significant improvement compared to net income of $0.20 in the 2021 period. Results for the first six months of 2022 reflect an unfavorable currency impact totaling $0.06 per diluted share. Please refer to the table that follows for a reconciliation of net income to adjusted net income.

CASH FLOW AND LIQUIDITY

During the first six months of 2022, EBITDA, as defined was $51.6 million compared to $39.6 million in the 2021 period, an increase of 30%. Please refer to the table that follows for a reconciliation of net income to EBITDA, as defined. Operating cash flow during the first six months of 2022 was a use of $38.2 million, due primarily to an increase in working capital driven by the higher sales levels. As of June 30, 2022, our total liquidity was $200 million, which included cash on-hand of $61 million and $139 million of unused borrowing availability under our credit agreements, which included $29 million of suppressed availability. During the second quarter of 2022, in connection with our plant consolidation activities, we sold real estate for cash proceeds of $4.0 million and realized a gain on sale of assets of $2.9 million.
UPDATED 2022 OUTLOOK

For the full year 2022, we continue to expect revenues to be at record levels, with revenue growth of approximately 15% year-over-year driven by strong customer demand in each segment. We also continue to expect significant improvement in profitability for the full year 2022 compared to 2021, and improved adjusted net income in the third and fourth quarters compared to the second quarter of 2022. However, given continuing macroeconomic headwinds from demand volatility, inflation and supply chain constraints, we will not provide further guidance at this time.
SUBSEQUENT EVENTS - ACQUISITIONS

Effective August 2, 2022, the Company acquired Southern Fasteners & Supply, Inc. (“Southern Fasteners”). Southern Fasteners, which will be included in our Supply Technologies segment, is headquartered in Winston-Salem, North Carolina and has annual revenues of approximately $25 million. Southern Fasteners, which is expected to be immediately accretive to operating margins and earnings per share, provides commercial fasteners and industrial supplies to a diverse base of MRO and OEM customers throughout the United States and specializes in the design of customized inventory programs for its customers. Southern Fasteners complements Supply Technologies’ growth initiatives centered around industrial supply and MRO products to our global OEM customer base.

In addition, the Company finalized the acquisition of Charter Automotive (Changzhou) Co. Ltd. (“Charter”). Charter, which will also be included in our Supply Technologies segment, is headquartered in Changzhou, China and has annual revenues of approximately $15 million. Charter, which is expected to be immediately accretive to operating margins and earnings per share, is strategic to our fastener manufacturing business and will accelerate the global growth of its proprietary products to Electric Vehicle and other auto-related platforms.
CONFERENCE CALL

A conference call reviewing ParkOhio’s second quarter 2022 results will be broadcast live over the Internet on Wednesday, August 3, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com. An investor presentation is available on the Company's website.
ParkOhio is a diversified international company providing world-class customers with a supply chain management outsourcing service, capital equipment used on their production lines, and manufactured components used to assemble their products. Headquartered in Cleveland, Ohio, ParkOhio operates more than 120 manufacturing sites and supply chain logistics facilities worldwide, through three reportable segments: Supply Technologies, Assembly Components and Engineered Products.
This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: the ultimate impact the COVID-19 pandemic has on our business, results of operations, financial position and liquidity, including, without limitation, supply chain issues such as the global semiconductor micro-chip shortage and logistic issues; our substantial indebtedness; the uncertainty of the global economic environment, including any recession; general business conditions and competitive factors, including pricing pressures and product innovation; demand for our products and services; the impact of labor disturbances affecting our customers; raw material availability and pricing; fluctuations in energy costs; component part availability and pricing; changes in our relationships with customers and suppliers; the financial condition of our customers, including the impact of any bankruptcies; our ability to successfully integrate recent and future acquisitions into existing operations; the amounts and timing, if any, of purchases of our common stock; changes in general economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies, laws and regulations, including those related to the current global uncertainties and crises, such as tariffs and surcharges; adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities, including the evolving situation with Russia and Ukraine; public health issues, including the outbreak of COVID-19 and its impact on our facilities and operations and our customers and suppliers; our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness; disruptions, uncertainties or volatility in the credit markets that may limit our access to capital; potential disruption due to a partial or complete reconfiguration of the European Union; increasingly stringent domestic and foreign governmental regulations, including those affecting the environment or import and export controls and other trade barriers; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims and disputes with customers; our dependence on the automotive and heavy-duty truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending; our ability to negotiate contracts with labor unions; our dependence on key management; our dependence on information systems; our ability to continue to pay cash dividends, and the timing and amount of any such dividends; and the other factors we describe under “Item 1A. Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved. The Company assumes no obligation to update the information in this release.

CONTACT:	MATTHEW V. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In millions, except per share data)
Net sales	$428.6	$350.0	$847.0	$709.6
Cost of sales	378.8	310.1	743.5	617.7
Gross profit	49.8	39.9	103.5	91.9
Selling, general and administrative expenses	45.0	43.3	90.8	83.0
Gain on sale of assets	(2.9)	—	(2.9)	—
Operating income (loss)	7.7	(3.4)	15.6	8.9
Other components of pension income and other postretirement benefits expense, net	2.8	2.5	5.6	4.9
Interest expense, net	(8.3)	(7.4)	(16.1)	(14.8)
Income (loss) before income taxes	2.2	(8.3)	5.1	(1.0)
Income tax (expense) benefit	(0.7)	2.8	2.7	0.9
Net income (loss)	1.5	(5.5)	7.8	(0.1)
Net (income) loss attributable to noncontrolling interests	(0.5)	0.2	(0.7)	0.3
Net income (loss) attributable to Park-Ohio Holdings Corp. common shareholders	$1.0	$(5.3)	$7.1	$0.2

Income (loss) per common share attributable to Park-Ohio Holdings Corp. common shareholders:
Basic	$0.08	$(0.44)	$0.59	$0.02
Diluted	$0.08	$(0.44)	$0.58	$0.02
Weighted-average shares used to compute income (loss) per share:
Basic	12.1	12.0	12.1	12.0
Diluted	12.2	12.0	12.2	12.3

Dividends per common share	$0.125	$0.125	$0.250	$0.250

Other financial data:
EBITDA, as defined	$24.9	$12.3	$51.6	$39.6

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted earnings (loss) is a non-GAAP financial measure that the Company is providing in this press release. Adjusted earnings (loss) is net income (loss) calculated in accordance with generally accepted accounting principles ("GAAP"), adjusted for special items. The Company presents this non-GAAP financial measure because management uses adjusted earnings (loss) to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant non-cash credits or charges and certain infrequent items impacting net income (loss). Adjusted earnings (loss) is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income (loss) calculated in accordance with GAAP. Adjusted earnings (loss) herein may not be comparable to similarly titled measures of other companies. The following tables reconciles net income (loss) to adjusted earnings (loss):

	Three Months Ended June 30,				Six Months Ended June 30,
	2022		2021		2022		2021
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
	(In millions, except for earnings per share (EPS))
Net income (loss) attributable to Park-Ohio Holdings Corp. common shareholders	$1.0	$0.08	$(5.3)	$(0.44)	$7.1	$0.58	$0.2	$0.02
Adjustments:
Plant closure and consolidation, severance and other costs	5.0	0.41	1.4	0.11	8.5	0.69	2.7	0.21
Gain on sale of assets	(2.9)	(0.24)	—	—	(2.9)	(0.24)	—	—
Acquisition-related expenses	—	—	0.4	0.03	0.3	0.03	0.4	0.03
Tax effect of above adjustments	(0.5)	(0.04)	(0.5)	(0.03)	(1.4)	(0.12)	(0.8)	(0.06)
Adjusted earnings	$2.6	$0.21	$(4.0)	$(0.33)	$11.6	$0.94	$2.5	$0.20

EPS adjustments by operating segment classification are as follows:

	Cost of Sales	SG&A	Total	Cost of Sales	SG&A	Total
	(In millions)
	Three Months Ended June 30, 2022			Three Months Ended June 30, 2021
Supply Technologies	$—	$—	$—	$—	$0.4	$0.4
Assembly Components	4.1	0.1	4.2	0.8	—	0.8
Engineered Products	—	0.8	0.8	—	0.6	0.6
Corporate	—	—	—	—	—	—
Total	$4.1	$0.9	$5.0	$0.8	$1.0	$1.8

	Six Months Ended June 30, 2022			Six Months Ended June 30, 2021
Supply Technologies	$—	$0.3	$0.3	$—	$0.5	$0.5
Assembly Components	5.9	0.3	6.2	1.3	—	1.3
Engineered Products	—	1.4	1.4	—	1.3	1.3
Corporate	—	0.9	0.9	—	—	—
Total	$5.9	$2.9	$8.8	$1.3	$1.8	$3.1

Reconciliation of Assembly Components segment operating loss to adjusted segment operating loss:

	Three Months Ended June 30,
	2022	2021
	(In millions)
Segment operating loss	$(7.5)	$(6.1)
Adjustments for plant closure and consolidation, severance and other	4.2	0.8
Adjusted segment operating loss	$(3.3)	$(5.3)

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

EBITDA, as defined is a non-GAAP financial measure that the Company is providing in this press release. EBITDA, as defined reflects net income attributable to Park-Ohio Holdings Corp. common shareholders before interest expense, income taxes, depreciation and amortization, and also excludes certain charges and corporate-level expenses as defined in the Company's current revolving credit facility. The Company presents this non-GAAP financial measure because management uses EBITDA, as defined to assess the Company's performance and to calculate its debt service coverage ratio under its current revolving credit facility. EBITDA, as defined is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income or cash flow information calculated in accordance with GAAP. EBITDA, as defined herein may not be comparable to similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In millions)
Net income (loss) attributable to Park-Ohio Holdings Corp. common shareholders	$1.0	$(5.3)	$7.1	$0.2
Add back:
Interest expense, net	8.3	7.4	16.1	14.8
Income tax expense	0.7	(2.8)	—	(0.9)
Depreciation and amortization	9.2	9.7	18.9	19.3
Stock-based compensation expense	1.8	1.4	3.4	3.0
Restructuring, business optimization and other costs	3.7	1.4	5.6	2.7
Acquisition-related expenses	—	0.4	0.3	0.4
Other	0.2	0.1	0.2	0.1
EBITDA, as defined(a)	$24.9	$12.3	$51.6	$39.6

(a) - Year-to-date EBITDA, as defined does not equal the sum of the quarterly amounts due to inclusion/exclusion of certain tax expense/benefit and determination of certain limitations, as calculated pursuant to our Credit Agreement.

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Balance Sheets

	(Unaudited)
	June 30, 2022	December 31, 2021
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$61.1	$54.1
Accounts receivable, net	294.8	255.3
Inventories, net	413.1	382.9
Prepaid and other current assets	81.7	83.2
Total current assets	850.7	775.5
Property, plant and equipment, net	224.8	229.1
Operating lease right-of-use assets	59.7	63.4
Goodwill	102.4	106.0
Intangible assets, net	75.5	81.7
Other long-term assets	105.2	104.3
Total assets	$1,418.3	$1,360.0
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$226.0	$194.0
Current portion of long-term debt and short-term debt	10.3	10.7
Current portion of operating lease liabilities	12.2	12.8
Accrued expenses and other	111.0	131.5
Total current liabilities	359.5	349.0
Long-term liabilities, less current portion:
Long-term debt	655.6	591.5
Long-term operating lease liabilities	47.6	50.7
Other long-term liabilities	41.8	44.0
Total long-term liabilities	745.0	686.2
Park-Ohio Holdings Corp. and Subsidiaries shareholders' equity	302.4	314.1
Noncontrolling interests	11.4	10.7
Total equity	313.8	324.8
Total liabilities and shareholders' equity	$1,418.3	$1,360.0

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2022	2021
	(In millions)
OPERATING ACTIVITIES
Net income (loss)	$7.8	$(0.1)
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation and amortization	18.9	19.3
Stock-based compensation expense	3.4	3.0
Gain on sale of assets	(2.9)	—

Changes in operating assets and liabilities:
Accounts receivable	(45.3)	4.9
Inventories	(35.9)	(50.5)
Prepaid and other current assets	(2.3)	(3.8)
Accounts payable and accrued expenses	19.1	9.2
Other	(1.0)	(5.3)
Net cash used in operating activities	(38.2)	(23.3)
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(15.5)	(14.4)
Proceeds from sale of assets	4.0	—
Business acquisition, net of cash acquired	—	(5.4)
Net cash used in investing activities	(11.5)	(19.8)
FINANCING ACTIVITIES
Proceeds from revolving credit facility, net	67.9	55.0
Payments on other debt	(1.3)	(4.5)
Proceeds from other debt	1.3	1.8
Payments on finance lease facilities, net	(3.0)	(3.3)
Dividends	(3.2)	(3.1)
Payments of withholding taxes on share awards	(1.1)	(2.2)
Net cash provided by financing activities	60.6	43.7
Effect of exchange rate changes on cash	(3.9)	(0.3)
Increase in cash and cash equivalents	7.0	0.3
Cash and cash equivalents at beginning of period	54.1	55.0
Cash and cash equivalents at end of period	$61.1	$55.3
Interest paid	$15.4	$14.3
Income taxes paid	$2.7	$6.4

Park-Ohio Holdings Corp. and Subsidiaries
Business Segment Information (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In millions)
Net sales:
Supply Technologies	$175.8	$155.0	$344.6	$312.7
Assembly Components	154.2	109.5	312.8	235.5
Engineered Products	98.6	85.5	189.6	161.4
	$428.6	$350.0	$847.0	$709.6
Segment operating income (loss):
Supply Technologies	$12.7	$10.2	$24.7	$22.5
Assembly Components	(7.5)	(6.1)	(5.5)	0.3
Engineered Products	7.1	(0.7)	8.9	(1.9)
Total segment operating income	12.3	3.4	28.1	20.9
Corporate costs	(7.5)	(6.8)	(15.4)	(12.0)
Gain on sale of assets	2.9	—	2.9	—
Operating income (loss)	7.7	(3.4)	15.6	8.9
Other components of pension income and other postretirement benefits expense, net	2.8	2.5	5.6	4.9
Interest expense, net	(8.3)	(7.4)	(16.1)	(14.8)
Income (loss) before income taxes	$2.2	$(8.3)	$5.1	$(1.0)